                              CONSULTING AGREEMENT

        THIS AGREEMENT is made and entered into this 24th day of February 2002, between DNAprint genomics, Inc. a Utah Corporation ("Company") whose business address is 900 Cocoanut Ave., Sarasota, Florida 34236 and Jack J. Luchese
("Consultant") whose business address is 116 Tranquility Lane, Destiny East,
Destin, Florida 32541.

WHEREAS, Company desires the commercial services of Consultant and both parties agree to a specified selection of services to be performed to assist the
        Company in achieving a number of its business objectives.

WHEREAS, both parties agree that Consultant will perform such services on a part-time basis at the discretion of management.

WHEREAS, both parties wish to execute both this Consulting Agreement and the attached Stock Option Agreement Contract (Schedule A).

1. General:

        This agreement is to provide a framework for Consultant to work with and support management in its effort to optimize the strategic value of
        DNAprint shares for its shareholders.

2. Services To Be Rendered:

        Consultant will generally provide management with general business, business development and other commercial advice. More specifically the consultant will work with and assist management in general as directed from time to time but with a focus on the following objectives:

        |X| Define, evaluate and articulate strategic and tactical business plans
        |X| Assess a variety of commercially competitive challenges
        |X| Support and provide advice on in and out licensing activities
        |X| Support negotiation efforts on in and out licensing with prospective commercial and operational partners
        |X| Recommend other advisors, Board members, consultants and outsourcing opportunities that are capable of supporting the tactical and strategic business plan from time to time

        |X| Assist in the preparation of Company presentations for in and out licensing, M&A activities, fund raising, negotiations, Board and other meetings
        |X| Prospect, engage and evaluate potential acquisitions, mergers and other combinations that support the Company strategy
        |X| Engage in activities and relationships that support the objective of obtaining a NASDAQ or AMEX listing for DNAprint shares.

3. Term:

        The term of this consulting agreement shall be for a period of 15 months from Effective Date and can be extended by mutual agreement of both parties. It is understood that Consultant will have minimal involvement between Effective Date and May 31, 2002 while Consultant has another commitment.

4. Termination:

        The Company or the consultant will have the option to terminate with 30 days notice to the other party.

        4.1 Termination by the Consultant

                The Consultant will promptly turn over all Company material in its possession to the Company. The Consultant will submit any final expense reports and the Company agrees to promptly
                reimburse such reasonable and customary expenses. All stock options vested by the Consultant up to and including the date of termination will remain the property of the Consultant and will be exercisable for the full term of the option.

        4.2 Termination by the Company

                The Consultant will receive all of the privileges described under
                Section 4.1 plus any option vesting that would have occurred over the next 30 days from the official date of termination. In addition, during the 24 months following Termination if the
                Company should consummate relationships or agreements with people, companies, services, licenses, debt or equity placements, or other business deals that were either first introduced to
                Company by Consultant or that Consultant supported during the
                Term at the direction of Company management, then the Consultant will have the benefit of the vesting of all milestones that would have occurred if no Termination had occurred.

5. Expenses:

        Company agrees to promptly reimburse Consultant for reasonable and customary business expenses incurred in the execution of consultant's services for the Company. These business expenses will include travel, meals, lodging and other direct out of pocket costs including production of presentation materials and overnight delivery charges that are associated with activities approved in advance by management. In addition, the Company agrees to compensate Consultant for routine office charges such as phone, telefax, cable, internet and office expenses of $100 per month. Any charges above $100 per month will require the prior approval of Company.

6. Time Commitment:

        Between Effective Date and approximately May 31 the Consultant will have minimal involvement such as occasional phone calls at night or on weekends.
        In addition, Consultant will not be available to the Company for travel assignments prior to May 31. Once Consultant is freed up from other commitments he will begin providing services on the basis of one day per week.

7. Compensation:

        There will be no compensation under this contract until Consultant completes his full time responsibilities with his current employer.
        Thereafter, services will begin as planned and non-cash compensation in the form of a performance-based stock option contract will begin. This stock option contract will vest partly on time but mostly on the achievement of specific milestones that are achieved with consultant's support.

8. Confidentiality:

        Consultant agrees to keep confidential all information provided to it during the course of this relationship. Upon termination, all confidential information will be returned to Company, except for one copy to be kept by
        Consultant to verify the coverage of the confidential boundaries.
        Consultant agrees to keep all information confidential for a period of five
        (5) years from Effective date.

9. Special Performance-Based Stock Option Contract:

        As an inducement for Consultant to provide services for no cash and use his contacts and relationships with others, the Company agrees to grant a special Incentive Stock Option (ISO) contract as follows:

        9.1 Basis For Determining Number of Options In Grant

                The grant will be for 4.7% of the outstanding shares of the
                Company (on a fully diluted basis after allowance for the grant)
                on the date of execution. Schedule B (attached) represents a complete and accurate capitalization schedule existing as of
                Effective Date with all 5% or more shareholders listed
                individually, stock option holders, shares held in reserve for previously approved purposes and preferred shares. In addition, all stock option contracts are listed with strike prices.

        9.2 Specific Grant Amount Determination

                Based on the above, a 4.7% grant amounts to 28,000,000 million stock options on a fully diluted basis after the grant.

10. Stock Option Contract Restrictions:

        10.1 Unauthorized Shares

                This ISO stock option grant will be for underlying shares that do not exist as of Effective Date because such issuance of shares above 500 million are not authorized by the shareholders. This stock option contract can only begin to have any economic value if the Board of Directors supports a shareholder decision to increase the number of shares outstanding above 500 million which has not occurred. The shares underlying this option contract will only come from such authorization. The DNAprint Board of
                Directors has not approved an increase in the number of
                authorized shares and has not made any plans to take such a proposal to the shareholders for approval. There is no assurance that the Board will approve such a proposal and that the
                shareholders will approve such a proposal, if asked, to nor is there any assurance that such approvals, if they happen at all, will occur any time in the near future. Furthermore, if such an increase in authorized shares is approved there is no assurance that such plan would allow for the issuance of shares underlying
                Consultant's option grant. In addition, given the Companies need for cash there may not be any cash available to support the travel and other activities that will support efforts in
                advancing the company and/or those efforts that Consultant will focus on in order to achieve success and vest certain milestones.
                Therefore, Consultant takes considerable risk that this stock option grant may not at any time be of any economic value.

        10.2 Additional Restrictions on Grant

                In the event the DNAprint Board approves an increase in the number of shares outstanding and the Board then supports a program to take such vote to the shareholders for final approval and if the shareholders vote in favor of the proposal there will still be additional restrictions placed on this stock option contract as follows:

                |X| The shares will not have any voting privileges for the first
                    12 months from the Effective Date
                |X| The shares will not be subject to any dividends, any rights offerings, any distributions of any kind
                |X| The shares will not have anti-dilution rights
                |X| The shares will not be exercisable for the first 12 months
                |X| The shares will not be registered for the first 12 months
                |X| After 12 months, or upon termination or upon a change of control the above restrictions will cease.

        10.3 Special Default Restriction on Grant

                Finally, for any of the shares to be exercisable at least one of the milestones listed in Section 11 must be achieved. If no such milestone achievement is made within 12 months then all
                restrictions in Section 10.2 will continue past the 12 month anniversary until at least one milestone is achieved at which time such restrictions will be permanently lifted. Therefore, with this special restriction and all the others Consultant takes considerable risk that this stock option grant may not at any time be of any economic value.

11. Grant Vesting Criteria:

        The contract will vest on the basis of one half (1/2) of 1 % of the entire grant amount on a monthly basis (6%) over 12 months with up to 94% of the remaining balance vesting on the following set of criteria:

                                                                       Vesting
                          Criteria                                      Amount

|X|      Achievement of a listing on NASDAQ small cap
         or NASDAQ NMS or AMEX small cap exchange                    25% of grant

|X|      A merger, joint venture, acquisition or other significant
         business venture supported by Consultant and approved by
         the DNAprint Board of Directors                             25% of grant

|X|      A license/partnership, to a company recommended by          10% of grant
         Consultant, of one of the Company's                         for each
         key programs (eye color, race etc.)                         license

|X|      Any business deal recommended by Consultant                 10% of grant
         that involves the issuance of  20% or more                  for each
         of the outstanding shares of the Company                    business deal

|X|      Any management support for fundraising that includes        10% of grant
         prospecting, introductions and presentations to money       for each $1
         managers, broker-dealers or other parties that eventually   million
         take a direct equity position in the Company

|X|      A change of control involving the cumulative effect of      Balance of
         50% or more of the shares or voting control of the          grant
         Company from Effective Date of the grant; or a change
         in the majority of the DNAprint Board

        NOTE: In no case with any combination of vesting activities above will the total amount of options vesting exceed 28,000,000 million.

12. Other Characteristics of This Stock Option Grant:

        12.1 Option Strike Price

                Given the substantial amount of restrictions on this stock option grant the strike price will be $.01/per share.

        12.2 Term

                The term of the options will be 10 years.

        12.3 Exercise Period

                Once vested all options will be exercisable for the full
                remaining term of these 10-year options regardless of the
                Consultant's status with the Company.

        12.4 Transferability

                Consultant will have the right to transfer this option or parts thereof to other parties at any time.

        12.5 Cashless Exercise Priveledge

                Consultant will have the right to do cashless exercises and to allow such exercise to take place by redeeming DNAprint shares in lieu of cash if so desired.

13. Registration of Underlying Shares

        The Company agrees to take steps in order to have a registration statement declared effective for the total number of shares underlying the stock option grant twelve months from the Effective Date. Furthermore, the
        Company agrees to keep this registration effective for the full 10 year term of the options plus one-year as long as any options continue to remain effective and exercisable.

14. DNAprint Board Approval:

        The Company represents that this contract has been approved by its Board of
        Directors and its officers are authorized to execute it on behalf of the
        Company.

IN WITNESS WHEROF, the Company has caused this Amendment to be duly executed as of the date first above written.

/s/ Tony Frudakis                                     /s/ Jack J. Luchese
Tony Frudakis, Ph.D.                                  Jack J. Luchese
CEO, Chairman                                         Consultant
                                                      DNAprint genomics, Inc.
                                                      116 Tranquility Lane
                                                      Destiny East
                                                      Destin, Florida  32541